EXHIBIT 99.1

Radius Recycling Reports Third Quarter Fiscal 2024 Financial Results

Ferrous, Nonferrous and Finished Steel Sales Volumes Up Sequentially

Radius Board Declares Quarterly Dividend

PORTLAND, Ore., July 02, 2024 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) today reported results for the third quarter of fiscal 2024 ended May 31, 2024.

The Company’s reported and adjusted results differed significantly this quarter. Due primarily to a non-cash goodwill impairment charge reflecting the challenging market conditions for recycled metals experienced during the last year, the Company reported a loss per share from continuing operations of $(6.97) and a net loss of $(199) million in the third quarter. These results included a goodwill impairment charge of $216 million or $(6.21) per share net of taxes and compared to a reported loss per share of $(1.19) and net loss of $(34) million in the second quarter of fiscal 2024.

Adjusted EBITDA in the third quarter was $9 million, an improvement from $3 million in the prior quarter. The sequential improvement reflected higher nonferrous and ferrous sales volumes, benefits from cost reduction and productivity improvements, and higher insurance recoveries, partially offset by lower ferrous selling prices and compressed metal spreads resulting from continuing tight ferrous supply flows. Adjusted loss per share from continuing operations was $(0.59) in the third quarter compared to an adjusted loss per share of $(1.04) in the second quarter of fiscal 2024.

Nonferrous and ferrous market conditions reflected diverging trends in the third quarter. Global demand for nonferrous recycled metals strengthened throughout the quarter, leading to a 10% sequential increase in average net selling prices and 4% higher sales volumes. However, global demand for ferrous recycled metals was softer sequentially, due in part to continued elevated levels of Chinese steel exports, which led to a 9% decline in average net selling prices. Ferrous sales volumes increased 13% sequentially, benefiting from seasonally higher flows and the sales of cargoes delayed at the end of the prior quarter. Driven by seasonally stronger construction activity, finished steel sales volumes increased 11% sequentially, and rolling mill utilization was 88% compared to 81% in the prior quarter.

Tamara Lundgren, Chairman and Chief Executive Officer, said, “Although market conditions continued to remain challenging during the quarter, our operating performance reflected the benefits from delivering our cost reduction and productivity improvement programs and successfully increasing sales volumes for all of our products and services.”

“In the current market environment, the constrained supply of unprocessed recycled metals is the main driver leading to compressed margins. We expect that as manufacturing activity improves and construction activity picks up, supply flows should expand. Independent of the timing of that recovery, we are continuing to see benefits from progress on our strategic initiatives which include investments in advanced nonferrous metal recovery technologies and expansion of our recycling services platform.” Ms. Lundgren continued, “With our 100+ operating facilities producing annual recycled ferrous volumes of over four million tons, nonferrous volumes of over 700 million pounds, and low carbon and net zero carbon emission GRNTM finished steel products of more than 500 thousand tons, and our 3PRTM service and supply chain solution that enables our customers to increase their recycling rates, we are well-positioned to benefit from demand associated with decarbonization, infrastructure investment, stronger global manufacturing activity, and declines in interest rates.”

Summary Results
($ in millions, except per share and per ferrous ton amounts)
	Quarter			Nine Months Ended
	3Q24	2Q24	3Q23	2024	2023
Revenues	$674	$621	$810	$1,968	$2,164
Gross margin	$46	$40	$96	$125	$218
Selling, general and administrative expense	$62	$62	$69	$187	$197
Net (loss) income	$(199)	$(34)	$14	$(250)	$—
Net (loss) income per ferrous ton(5)	$(178)	$(35)	$12	$(77)	$—
Diluted (loss) income per share from continuing operations attributable to Radius shareholders
Reported	$(6.97)	$(1.19)	$0.48	$(8.82)	$—
Adjusted(1)	$(0.59)	$(1.04)	$0.67	$(2.28)	$0.38
Adjusted EBITDA(1)	$9	$3	$56	$12	$96
Adjusted EBITDA per ferrous ton(1) (5)	$8	$3	$48	$4	$29
Cash flows from operating activities	$(1)	$(55)	$(21)	$(57)	$5

Ferrous sales volumes (LT, in thousands)(2)	1,112	980	1,157	3,244	3,270
Avg. net ferrous sales prices ($/LT)(3)	$350	$384	$413	$361	$376
Nonferrous sales volumes (pounds, in millions)(2) (4)	183	176	208	541	535
Avg. nonferrous sales prices ($/pound)(3) (4)	$1.04	$0.94	$1.01	$0.97	$0.97
Finished steel average net sales price ($/ST)(3)	$817	$832	$924	$827	$959
Finished steel sales volumes (ST, in thousands)	126	114	142	369	369
Rolling mill utilization (%)	88%	81%	97%	88%	84%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)   See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)   Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)   Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)   Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(5)   May not foot due to rounding.

Third Quarter Fiscal 2024 Financial Review and Analysis

Due to the decline in ferrous prices during the quarter, metal spreads compressed and contributed to an average inventory accounting detriment of approximately $3 per ferrous ton. The Company recognized insurance recoveries of $7 million in the third quarter, compared to $2 million in the second quarter of fiscal 2024, reflecting final settlement of certain property damage and business interruption matters that had occurred in prior periods.

During the third quarter, the Company achieved approximately three-quarters of the quarterly run rate of benefits associated with its previously announced $70 million annual cost reduction and productivity improvement plan. The Company incurred related restructuring charges and other exit-related costs of approximately $3 million during the quarter.

Operating cash outflow in the third quarter was $1 million. Total debt was $411 million and debt, net of cash was $386 million at the end of the quarter. Capital expenditures were $16 million in the third quarter. The effective tax rate for the third quarter was a benefit of 18% on GAAP results and 27% on adjusted non-GAAP results.

During the third quarter, the Company returned capital to shareholders through its 121st consecutive quarterly dividend.

Subsequent Event

As previously reported, on June 17, 2024, the Company and its lenders executed an amendment to the Company’s existing credit agreement, which provides for secured revolving credit facilities of up to $800 million and C$15 million that mature in August 2027. The amendment provides for, among other things, a relaxation of the financial maintenance covenants applicable to the four fiscal quarter periods ending May 31, 2024 through February 28, 2025 by replacing the covenant requiring compliance with a minimum fixed charge coverage ratio with a covenant requiring compliance with minimum permitted interest coverage and asset coverage ratios.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable August 5, 2024 to shareholders of record on July 22, 2024. The Company has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Third Quarter Fiscal 2024 Results

A conference call and slide presentation to discuss results will be held today, July 2, 2024, at 11:30 a.m. Eastern and will be hosted by Tamara Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and accompanying slide presentation will be webcast and accessible under the Events Calendar on the Company’s website at: www.radiusrecycling.com/company/investors. Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the Company's website.

About Radius Recycling, Inc.

Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Radius has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Nine Months Ended
	May 31, 2024	February 29, 2024	May 31, 2023	May 31, 2024	May 31, 2023
Revenues	$673,920	$621,059	$809,610	$1,967,876	$2,164,293
Cost of goods sold	628,390	580,996	713,685	1,842,806	1,946,633
Selling, general and administrative expense	62,100	62,160	68,527	187,362	196,712
Income from joint ventures	(300)	(30)	(285)	(1,003)	(1,386)
Goodwill impairment charges	215,941	—	—	215,941	—
Other asset impairment charges	—	1,476	—	1,476	—
Restructuring charges and other exit-related activities	3,275	3,175	169	6,485	2,589
Operating (loss) income	(235,486)	(26,718)	27,514	(285,191)	19,745
Interest expense	(7,368)	(5,803)	(5,146)	(17,981)	(13,378)
Other loss, net	(187)	(263)	(1,306)	(620)	(5,289)
(Loss) income from continuing operations before income taxes	(243,041)	(32,784)	21,062	(303,792)	1,078
Income tax benefit (expense)	44,551	(1,195)	(7,221)	53,526	(676)
(Loss) income from continuing operations	(198,490)	(33,979)	13,841	(250,266)	402
Loss from discontinued operations, net of tax	(21)	(31)	(233)	(54)	(78)
Net (loss) income	(198,511)	(34,010)	13,608	(250,320)	324
Net loss (income) attributable to noncontrolling interests	121	31	(148)	(13)	(299)
Net (loss) income attributable to Radius shareholders	$(198,390)	$(33,979)	$13,460	$(250,333)	$25

Net (loss) income per share attributable to Radius shareholders:
Basic:
(Loss) income per share from continuing operations	$(6.97)	$(1.19)	$0.49	$(8.82)	$—
Net (loss) income per share	$(6.97)	$(1.19)	$0.48	$(8.82)	$—
Diluted:
(Loss) income per share from continuing operations	$(6.97)	$(1.19)	$0.48	$(8.82)	$—
Net (loss) income per share	$(6.97)	$(1.19)	$0.47	$(8.82)	$—
Weighted average number of common shares:
Basic	28,479	28,454	28,114	28,385	27,980
Diluted	28,479	28,454	28,659	28,385	28,646
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

				YTD
	1Q24	2Q24	3Q24	2024
Total ferrous volumes (LT, in thousands)(1)	1,152	980	1,112	3,244
Total nonferrous volumes (pounds, in thousands)(1)(2)	181,728	176,477	183,230	541,435
Ferrous selling prices ($/LT)(3)
Domestic	$342	$391	$341	$357
Foreign	$359	$381	$354	$364
Average	$354	$384	$350	$361
Ferrous sales volume (LT, in thousands)
Domestic	535	483	528	1,546
Foreign	617	497	584	1,698
Total	1,152	980	1,112	3,244
Nonferrous average price ($/pound)(2)(3)	$0.91	$0.94	$1.04	$0.97
Cars purchased (in thousands)(4)	64	67	64	195
Auto stores at period end	50	50	50	50
Finished steel average sales price ($/ST)(3)	$831	$832	$817	$827
Sales volume (ST, in thousands)
Rebar	94	83	83	260
Coiled products	34	30	42	106
Merchant bar and other	1	1	1	3
Finished steel products sold	129	114	126	369
Rolling mill utilization(5)	95%	81%	88%	88%

(1)   Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)   Excludes PGMs in catalytic converters.
(3)   Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)   Cars purchased by auto parts stores only.
(5)   Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

					YTD
	1Q23	2Q23	3Q23	4Q23	2023
Total ferrous volumes (LT, in thousands)(1)	851	1,263	1,157	1,105	4,376
Total nonferrous volumes (pounds, in thousands)(1)(2)	162,720	164,796	207,714	203,707	738,937
Ferrous selling prices ($/LT)(3)
Domestic	$313	$359	$414	$346	$360
Foreign	$356	$368	$414	$363	$376
Average	$340	$367	$413	$357	$371
Ferrous sales volume (LT, in thousands)
Domestic	432	444	548	528	1,952
Foreign	418	819	609	577	2,424
Total(6)	851	1,263	1,157	1,105	4,376
Nonferrous average price ($/pound)(2)(3)	$0.90	$0.99	$1.01	$0.94	$0.96
Cars purchased (in thousands)(4)	69	72	78	67	286
Auto stores at period end	51	50	50	50	50
Finished steel average sales price ($/ST)(3)	$1,015	$943	$924	$861	$930
Sales volume (ST, in thousands)
Rebar	101	84	97	108	390
Coiled products	16	24	43	43	126
Merchant bar and other	1	1	2	1	5
Finished steel products sold	118	109	142	152	521
Rolling mill utilization(5)	81%	75%	97%	102%	89%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)   Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)   Excludes PGMs in catalytic converters.
(3)   Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)   Cars purchased by auto parts stores only.
(5)   Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)   May not foot due to rounding.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	May 31, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$25,189	$6,032
Accounts receivable, net	205,267	210,442
Inventories	334,284	278,642
Other current assets	51,903	55,224
Total current assets	616,643	550,340
Property, plant and equipment, net	684,627	706,805
Operating lease right-of-use assets	122,964	115,686
Goodwill	13,105	229,419
Other assets	115,565	113,699
Total assets	$1,552,904	$1,715,949

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,734	$5,813
Accounts payable	207,989	209,423
Environmental liabilities	12,547	13,743
Operating lease liabilities	19,444	19,835
Other current liabilities	65,704	75,116
Total current liabilities	311,418	323,930
Long-term debt, net of current maturities	405,514	243,579
Environmental liabilities, net of current portion	52,024	53,034
Operating lease liabilities, net of current maturities	103,464	96,086
Other long-term liabilities	34,459	87,661
Total liabilities	906,879	804,290

Total Radius Recycling, Inc. ("Radius") shareholders' equity	643,271	908,180
Noncontrolling interests	2,754	3,479
Total equity	646,025	911,659
Total liabilities and equity	$1,552,904	$1,715,949

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to Radius shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for goodwill impairment charges, restructuring charges and other exit-related activities, charges for legacy environmental matters (net of recoveries), amortization of capitalized cloud computing implementation costs, other asset impairment charges, business development costs not related to ongoing operations including pre-acquisition expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders
($ per share)	Three Months Ended			Nine Months Ended
	3Q24	2Q24	3Q23	2024	2023
As reported	$(6.97)	$(1.19)	$0.48	$(8.82)	$—
Goodwill impairment charges, per share	7.58	—	—	7.61	—
Restructuring charges and other exit-related activities, per share	0.11	0.11	0.01	0.23	0.09
Charges for legacy environmental matters, net, per share(1)	0.01	0.01	0.18	0.03	0.23
Other asset impairment charges, per share(3)	—	0.06	0.05	0.07	0.19
Business development costs, per share	—	—	—	0.01	0.01
Income tax benefit allocated to adjustments, per share(4)	(1.34)	(0.03)	(0.05)	(1.40)	(0.15)
Adjusted(5)	$(0.59)	$(1.04)	$0.67	$(2.28)	$0.38

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Nine Months Ended
	3Q24	2Q24	3Q23	2024	2023
Net (loss) income	$(199)	$(34)	$14	$(250)	$—
Plus loss from discontinued operations, net of tax	—	—	—	—	—
Plus interest expense	7	6	5	18	13
Plus income tax (benefit) expense	(45)	1	7	(54)	1
Plus depreciation and amortization	24	24	23	72	66
Plus goodwill impairment charges	216	—	—	216	—
Plus restructuring charges and other exit-related activities	3	3	—	6	3
Plus charges for legacy environmental matters, net(1)	—	—	5	1	7
Plus amortization of cloud computing software costs(2)	—	—	—	1	—
Plus other asset impairment charges(3)	—	1	1	2	5
Plus business development costs	—	—	—	—	—
Adjusted EBITDA(5)	$9	$3	$56	$12	$96

Ferrous sales volume (LT, in thousands)	1,112	980	1,157	3,244	3,270
Adjusted EBITDA per ferrous ton sold ($/LT)	$8	$3	$48	$4	$29

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended			Nine Months Ended
	3Q24	2Q24	3Q23	2024	2023
As reported	$62	$62	$69	$187	$197
Charges for legacy environmental matters, net(1)	—	—	(5)	(1)	(7)
Business development costs	—	—	—	—	—
Adjusted(5)	$62	$62	$63	$186	$190

Reconciliation of debt, net of cash
($ in thousands)
	May 31, 2024	February 29, 2024	August 31, 2023
Short-term borrowings	$5,734	$5,459	$5,813
Long-term debt, net of current maturities	405,514	368,119	243,579
Total debt	411,248	373,578	249,392
Less: cash and cash equivalents	25,189	13,562	6,032
Total debt, net of cash	$386,059	$360,016	$243,360

LT = Long Ton, which is equivalent to 2,240 pounds

(1)   Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)   Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization. No amortization of cloud computing software costs was incurred prior to the first quarter of fiscal 2024; therefore, prior period Adjusted EBITDA amounts are not impacted.
(3)   For the three months ended May 31, 2024, February 29, 2024 and May 31, 2023, asset impairment charges included $73 thousand ($0.00 per share), $272 thousand ($0.01 per share), and $1 million ($0.05 per share), respectively, reported within “Other loss, net” on the Unaudited Condensed Consolidated Statement of Operations. For the nine months ended May 31, 2024 and 2023, asset impairment charges included $564 thousand ($0.02 per share) and $5 million ($0.19 per share), respectively, reported within “Other loss, net” on the Unaudited Condensed Consolidated Statement of Operations.
(4)   Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders is determined based on a tax provision calculated with and without the adjustments.
(5)   May not foot due to rounding.

Forward-Looking Statements

Statements and information included in this press release by Radius Recycling, Inc. (formerly Schnitzer Steel Industries, Inc.) that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” “Radius Recycling,” and “Radius” refer to Radius Recycling, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, volumes, and profitability; completion of acquisitions and integration of acquired businesses; the progression and impact of investments in processing and manufacturing technology improvements and information technology systems; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of goodwill impairment charges; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of impairment of assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Company Info:
www.radiusrecycling.com
ir@rdus.com